Exhibit 99.1

Janus Contacts:	July 15, 2009
Shelley Peterson: 303-316-5625
Scott Grace: 303-394-7709

JANUS CAPITAL GROUP INC. PRICES COMMON STOCK AND CONVERTIBLE SENIOR NOTES OFFERINGS

DENVER — Janus Capital Group Inc. (NYSE: JNS) today announced that it has priced a public offering of $200,000,009 of its common stock at a price to the public of $11 per share and has granted the underwriters an option, exercisable within 30 days, to purchase up to an additional 15 percent of the number of shares of Janus common stock issued in this offering to cover over-allotments, if any. The offering was upsized from its previously announced offering size of $150 million. Janus also announced the pricing of its public offering of $150 million aggregate principal amount of its convertible senior notes and has granted the underwriters an option, exercisable within 30 days, to purchase up to an additional $20 million principal amount of convertible senior notes to cover over-allotments, if any.

The convertible senior notes will pay interest semiannually at a rate of 3.25% and will be convertible, under certain circumstances, into cash, shares of Janus common stock, or a combination of cash and shares of Janus common stock, at Janus’ election, at an initial conversion rate of 71.3012 shares of Janus common stock per $1,000 principal amount of convertible senior notes, which is equivalent to an initial conversion price of approximately $14.03 per share of common stock, subject to adjustment in certain circumstances. This initial conversion price represents a premium of 27.5% relative to the public offering price of Janus’ common stock of $11 per share in the common stock offering.

Janus will use the net proceeds of the concurrent common stock and convertible senior notes offerings, together with up to $100 million of cash on hand, to repurchase up to $400 million aggregate principal amount of its outstanding 2011, 2012 and 2017 senior notes in a tender offer and for general corporate purposes, including the repayment or repurchase of any of the foregoing series of notes that remain outstanding after the tender offer.

The common stock offering and the convertible senior notes offering are being conducted as separate public offerings, and are not contingent upon each other.  The closing of each offering is expected to occur on July 21, 2009.  Each closing is subject to customary closing conditions.

J.P. Morgan Securities Inc. and Goldman, Sachs & Co. are acting as joint book-running managers of the offerings.

The concurrent common stock offering and convertible senior notes offering are being made pursuant to two prospectus supplements and an accompanying base prospectus filed with the Securities and Exchange Commission and available for review on the SEC’s website at www.sec.gov. This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. Any offer of the securities will be made only be means of a prospectus, forming a part of the effective registration statement, the applicable prospectus supplement and other related documents. Copies of these documents may be obtained by contacting J.P. Morgan Securities Inc., Attention: Prospectus Department, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245 or by calling 1-718-242-8002 or Goldman, Sachs & Co., 85 Broad Street, SC Level,

New York, New York 10004, Attention: Prospectus Department or by calling 1-866-471-2526.

About Janus Capital Group Inc.

Janus Capital Group Inc. (JCG) is a global investment firm offering strategies from three individual investment boutiques: Janus Capital Management LLC (Janus), INTECH Investment Management LLC (INTECH) and Perkins Investment Management LLC (Perkins). Each manager employs a research-intensive approach that is distinct within its respective asset class. This multi-boutique approach enables the firm to provide style-specific expertise across an array of strategies, including growth, value and risk-managed equities, fixed income and alternatives through one common distribution platform.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements. These statements are based on the beliefs and assumptions of Company management based on information currently available to management.

Various risks, uncertainties, assumptions and factors that could cause future results to differ materially from those expressed by the forward-looking statements included in this press release include, but are not limited to, risks associated with the appointment of an interim CEO and our ability to identify a permanent CEO and resulting potential disruptions to the Company and our business, risks associated with our proposed capital raising transaction and related debt tender offer, including whether such offers and tender offers will be successful and on what terms they may be completed, and other risks, uncertainties, assumptions and factors specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 included under headings such as  “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur.  Many of these factors are beyond the control of the Company and its management.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

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